EXHIBIT 99.1
                                                                   ------------

NEWS
FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:

AT SCHAWK, INC.:
JAMES J. PATTERSON
SR. VP AND CFO,
847-827-9494
JPATTERSON@SCHAWK.COM

AT THE FINANCIAL RELATIONS BOARD:

NORHA LEE                     JACK COTTO                       LAURA KUHLMANN
GENERAL INQUIRES              ANALYST INQUIRIES                MEDIA INQUIRIES
312-640-6689                  312-640-6755                     312-640-6727

                     SCHAWK, INC. ANNOUNCES INCREASED OFFER
                           TO ACQUIRE WACE GROUP PLC;

      WACE BOARD OF DIRECTORS RECOMMENDS ITS SHAREHOLDERS ACCEPT SCHAWK'S
                                INCREASED OFFER

DES PLAINES, IL, - MARCH 17, 1999-SCHAWK, INC. (NYSE: SGK), North America's leading digital imaging services company for consumer products, today announced it increased its offer to buy Wace Group PLC, the largest European based international provider of high-quality imaging services for the advertising, promotional and consumer products packaging markets.

The total consideration of the increased offer is US $167 million in cash and notes for 100 percent of the outstanding common and preferred stock of Wace. The new offer is 80 pence per share for all of Wace's ordinary shares. Schawk purchased 5,075,000 ordinary shares of Wace in the open market since
January 28th. Wace's Board of Directors has recommended to its shareholders that they accept Schawk's offer.

Commenting on the increased offer, David A. Schawk, president and chief executive officer of Schawk, stated, "Since our offer on January 28th, we have met with the U.S. and European management of Wace. As a result of these meetings, we are more optimistic about the future prospects of a combined entity. We continue to believe that this transaction will allow the combined company to achieve operating efficiencies and will strategically position Schawk for enhanced growth and profitability. Our track record as a top flight operating company in the graphics arts industry give us confidence that we will be able to successfully integrate Wace into our existing



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operations. We are also looking forward to working with the talented management and employees of Wace. We are committed to increase value for our shareholders, clients and employees."

"Wace has a premier client base, both in North America and Europe, and generates over US $200 million in annual revenues from continuing operations. In addition, over 60 percent of its annual revenue is generated in the U.S. The combined company would be the largest U.S. supplier of high-end graphics services to the consumer products packaging market and to the advertising and promotional markets," concluded Schawk.

Derek Ashley, chief executive officer of Wace, commented, "We are pleased that Schawk has recognized the value of Wace through their increased offer. Our Board of Directors recommends that our shareholders accept Schawk's increased offer. The Wace management team is very excited to work with the Schawk organization."

Schawk, Inc., headquartered in suburban Chicago, is a leading global supplier of electronic digitized high resolution color imaging, database management and on-site facility management, as well as related prepress and digital archiving and distribution services. Schawk provides advanced technology services for the food, beverage and consumer products packaging, point of sale and advertising markets.

Wace Group PLC, the largest European based graphic imaging business, provides a wide range of high-quality imaging services including digital imaging, animation, digital photographic services, outsourced image management and integrated media management. Its clients are predominately advertising agencies and multinational corporations. Wace Group provides its services throughout Europe and the U.S.

Any statement contained herein regarding Schawk, Inc.'s expectations for future revenue and profit growth, and business acquisitions constitute forward-looking statements within the meaning of the U.S. securities laws and are subject to the safe harbor created thereby. Although the company believes that the expectations reflected herein are reasonable, it can give no assurance that such expectations will prove to be correct.

      SCHAWK, INC. CAN BE REACHED ON THE INTERNET AT HTTP://WWW.SCHAWK.COM

          FOR MORE INFORMATION REGARDING SCHAWK, INC., FREE OF CHARGE,
                      DIAL 1-800-PRO-INFO AND ENTER "SGK."

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